Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Fourth Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; and Provides 2026 Guidance

Highlights

●	Fourth quarter 2025 net income of $82.7 million and Adjusted EBITDA of $191.1 million, up 406.2% and 54.1%, respectively, year-over-year
●	Record full year and fourth quarter 2025 oil & gas royalty volumes, up 7.2% and 20.2%, respectively, year-over-year
●	Fourth quarter 2025 coal production volumes increased to 8.2 million tons produced, representing a year-over-year increase of 18.7%
●	Full year 2025 total revenue of $2.2 billion, net income of $311.2 million, and Adjusted EBITDA of $698.7 million
●	Total and net leverage ratios as of December 31, 2025, were 0.66 times and 0.56 times, respectively
●	On January 27, 2026, declared quarterly cash distribution of $0.60 per unit, or $2.40 per unit annualized

TULSA, OKLAHOMA, February 2, 2026 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter and full year ended December 31, 2025 (the "2025 Quarter" and "2025 Full Year", respectively). This release includes comparisons of results to the quarter and year ended December 31, 2024 (the "2024 Quarter" and "2024 Full Year", respectively), as well as to the quarter ended September 30, 2025 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.

For the 2025 Quarter net income increased $66.3 million to $82.7 million, or $0.64 per basic and diluted limited partner unit, compared to $16.3 million, or $0.12 per basic and diluted limited partner unit for the 2024 Quarter as a result of reduced operating expenses, lower impairment charges and increased investment income, partially offset by lower revenues and a decrease in the fair value of our digital assets during the 2025 Quarter. Total revenues decreased 9.2% to $535.5 million in the 2025 Quarter compared to $590.1 million for the 2024 Quarter primarily due to lower coal sales and transportation revenues, partially offset by record oil & gas royalty volumes. Adjusted EBITDA increased 54.1% to $191.1 million in the 2025 Quarter compared to $124.0 million in the 2024 Quarter.

Compared to the Sequential Quarter, total revenues decreased by 6.3% due to lower coal sales volumes and prices, partially offset by higher other revenues. Net income decreased by 13.1% compared to the Sequential Quarter as a result of lower revenues and a decrease in the fair value of our digital assets, partially offset by reduced operating expenses and increased investment income. Adjusted EBITDA for the 2025 Quarter increased by 2.8% compared to the Sequential Quarter.

Total revenues decreased 10.4% to $2.19 billion for the 2025 Full Year compared to $2.45 billion for the 2024 Full Year primarily due to lower coal sales pricing and transportation revenues. Net income for the 2025 Full Year was $311.2 million, or $2.40 per basic and diluted limited partner unit, compared to $360.9 million, or $2.77 per basic and diluted limited partner unit, for the 2024 Full Year as a result of lower revenues and a decrease in the fair value of our digital assets in the 2025 Full Year, partially offset by reduced operating expenses and increased investment income. Adjusted EBITDA for the 2025 Full Year was $698.7 million compared to $714.2 million for the 2024 Full Year.

CEO Commentary

"Our team delivered solid performance to close out the fourth quarter and full year," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer. "We achieved record Oil & Gas royalty volumes, underscoring the quality of our minerals portfolio. In our coal operations, the Illinois Basin continued to perform well, highlighted by Hamilton’s record year for clean tons and yield. While Appalachia costs increased sequentially primarily due to an unplanned outage at a key customer’s plant that required production adjustments at Mettiki and lower recoveries at Tunnel Ridge, we expect Appalachia costs to improve in 2026 as mining progresses in the new district at Tunnel Ridge."

Mr. Craft continued, "Industry fundamentals strengthened during the quarter. The December 2025 PJM capacity auction for 2027-2028 delivery years cleared at the FERC-approved cap across the entire region, with every megawatt of coal capacity selected. At the same time, reserve margins fell below PJM targets, reinforcing the critical need to keep existing, reliable baseload resources online as data center and industrial load growth accelerates. The Trump administration this month reestablished the National Coal Council, citing coal’s critical importance to our country’s economic competitiveness and national security, warning that the United States cannot win the global AI race without coal."

Mr. Craft concluded, "During the fourth quarter, we also recognized investment income of $17.5 million related to our share of the increase in the fair value of a coal-fired power plant indirectly owned and operated by an equity method investee. This investment aligns with our strategy to allocate a portion of excess cash flows into investments that we believe will generate attractive returns for our unitholders."

Segment Results and Analysis (Unaudited)

			% Change
	2025 Fourth	2024 Fourth	Quarter /	2025 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.451	6.596	(2.2)%	6.611	(2.4)%
Coal sales price per ton sold	$50.83	$54.38	(6.5)%	$51.03	(0.4)%
Segment Adjusted EBITDA Expense per ton	$34.04	$39.77	(14.4)%	$35.37	(3.8)%
Segment Adjusted EBITDA	$110.9	$101.0	9.8%	$105.4	5.3%

Appalachia Coal Operations
Tons sold	1.660	1.819	(8.7)%	2.092	(20.7)%
Coal sales price per ton sold	$83.77	$80.23	4.4%	$83.28	0.6%
Segment Adjusted EBITDA Expense per ton	$63.34	$76.79	(17.5)%	$57.74	9.7%
Segment Adjusted EBITDA	$34.6	$7.0	n/m	$54.1	(36.0)%

Total Coal Operations
Tons sold	8.111	8.415	(3.6)%	8.703	(6.8)%
Coal sales price per ton sold	$57.57	$59.97	(4.0)%	$58.78	(2.1)%
Segment Adjusted EBITDA Expense per ton	$40.24	$48.09	(16.3)%	$40.99	(1.8)%
Segment Adjusted EBITDA	$144.0	$105.4	36.7%	$157.5	(8.5)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.989	0.823	20.2%	0.899	10.0%
Oil percentage of BOE	43.3%	43.3%	—%	43.0%	0.7%
Average sales price per BOE (3)	$34.60	$36.94	(6.3)%	$35.68	(3.0)%
Segment Adjusted EBITDA Expense	$4.1	$4.4	(7.2)%	$4.1	1.6%
Segment Adjusted EBITDA	$30.0	$25.6	17.4%	$27.7	8.4%

Coal Royalties
Royalty tons sold	6.501	5.491	18.4%	7.055	(7.9)%
Revenue per royalty ton sold	$3.45	$3.23	6.8%	$3.50	(1.4)%
Segment Adjusted EBITDA Expense	$7.8	$7.3	7.8%	$7.6	3.6%
Segment Adjusted EBITDA	$14.6	$10.5	38.3%	$17.1	(14.8)%

Total Royalties
Total royalty revenues	$56.8	$48.5	17.2%	$57.4	(1.1)%
Segment Adjusted EBITDA Expense	$12.0	$11.7	2.2%	$11.6	2.9%
Segment Adjusted EBITDA	$44.6	$36.1	23.5%	$44.8	(0.5)%

Consolidated Total
Total revenues	$535.5	$590.1	(9.2)%	$571.4	(6.3)%
Segment Adjusted EBITDA Expense	$332.4	$414.8	(19.9)%	$359.3	(7.5)%
Segment Adjusted EBITDA	$211.9	$141.6	49.6%	$207.2	2.3%

n/m - Percentage change not meaningful.

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent (“BOE”) for natural gas volumes are calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Coal sales volumes decreased by 2.2% and 2.4% in the Illinois Basin compared to the 2024 Quarter and Sequential Quarter, respectively, due primarily to decreased tons sold from our River View mine as a result of transportation delays and the timing of committed sales.  Reduced export sales volumes from Gibson South also contributed to the reduction in coal sales volumes in the Illinois Basin compared to the 2024 Quarter. In Appalachia, tons sold decreased by 8.7% and 20.7% compared to the 2024 Quarter and Sequential Quarter, respectively, due to reduced sales volumes across the region, primarily caused by timing of committed sales at our Mettiki mine, a longwall move at Tunnel Ridge and lower recoveries at Tunnel Ridge and Mettiki. Coal sales price per ton sold decreased by 6.5% in the Illinois Basin compared to the 2024 Quarter as a result of the expiration of higher priced legacy contracts. In Appalachia, coal sales price per ton sold increased by 4.4% compared to the 2024 Quarter primarily due to higher domestic and export pricing as well as an increased sales mix of higher priced MC Mining and Mettiki sales volumes in the 2025 Quarter. ARLP ended the 2025 Quarter with total coal inventory of 1.1 million tons, representing an increase of 0.4 million tons and 0.1 million tons compared to the end of the 2024 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton in the Illinois Basin decreased by 14.4% and 3.8% compared to the 2024 Quarter and Sequential Quarter, respectively, due primarily to increased production at our Hamilton mine resulting from fewer longwall move days and improved recoveries during the 2025 Quarter. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2025 Quarter decreased by 17.5% compared to the 2024 Quarter due to increased production at our Mettiki and MC Mining operations and higher recoveries at MC Mining and Tunnel Ridge.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased by 9.7% in Appalachia primarily due to reduced recoveries across the region and lower production at our Mettiki and Tunnel Ridge operations.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment increased to $30.0 million in the 2025 Quarter compared to $25.6 million and $27.7 million in the 2024 Quarter and Sequential Quarter, respectively, due to record oil & gas royalty volumes, which increased 20.2% and 10.0%, respectively, partially offset by lower average sales price per BOE.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $14.6 million in the 2025 Quarter compared to $10.5 million in the 2024 Quarter due to higher royalty tons sold, primarily from Tunnel Ridge, and higher average royalty rates per ton received from the Partnership's mining subsidiaries. Compared to the Sequential Quarter, Segment Adjusted EBITDA for the Coal Royalties segment decreased 14.8% as a result of lower royalty tons sold and royalty rates per ton.

Growth Investments

During the 2025 Quarter, equity method investment income increased $22.0 million primarily driven by a higher increase in the value of our share of the net assets of the companies in which we hold interests. This included approximately $17.5 million related to our share of the increase in the fair value of a coal-fired power plant indirectly owned and operated by an equity method investee.

Balance Sheet and Liquidity

As of December 31, 2025, total debt and finance leases were outstanding in the amount of $463.7 million. The Partnership’s total and net leverage ratios were 0.66 times and 0.56 times debt to trailing twelve months Adjusted EBITDA, respectively, as of December 31, 2025. ARLP ended the 2025 Quarter with total liquidity of $518.5 million, which included $71.2 million of cash and cash equivalents and $447.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities. ARLP also held 592 bitcoins valued at $51.8 million as of December 31, 2025.

Distributions

On January 27, 2026, the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2025 Quarter of $0.60 per unit (an annualized rate of $2.40 per unit), payable on February 13, 2026, to all unitholders of record as of the close of trading on February 6, 2026.

Outlook

"Looking ahead to 2026, oil & gas royalty volumes are expected to be near 2025 Full Year record levels at the high end of our 2026 guidance," commented Mr. Craft. "Over the past week, commodity benchmark pricing has been volatile, with 2026 oil futures down 3-8% and natural gas futures up 10-15% compared to 2025 averages. February Henry Hub futures climbed to $7.46 per MMBtu on its final trading day compared to $3.68 per MMBtu at the beginning of this year.  Lower crude oil prices have created a softer backdrop for acquisition activity. However, we were successful in completing $14.4 million in oil & gas mineral acquisitions during the 2025 Quarter and we remain committed to growing our minerals portfolio moving forward. At the midpoint of our 2026 guidance, coal royalty tons sold are expected to be six million tons, or 25% above 2025, reflecting higher volumes at our Hamilton and Tunnel Ridge mines."

"Turning to our coal operations, we expect another year of strong operational and financial performance as we build on the progress achieved in 2025," continued Mr. Craft. "Our 2026 guidance reflects the anticipated impact of reduced coal sales volumes at our Mettiki mine as disclosed in last week’s WARN Act notices. Notwithstanding these reductions, our guidance reflects higher planned coal sales tons in 2026, where previous capital investments in equipment and mine development are driving meaningful productivity gains with total sales tons expected to exceed 2025 levels by 0.8 million to 2.3 million tons, primarily across the Illinois Basin and at Tunnel Ridge. Customer demand across our core markets remains strong, and we have already committed and priced more than 93% of our 2026 sales tons guidance range at the midpoint."

Mr. Craft added, "We expect improved operating expenses per ton sold in the Illinois Basin and at Tunnel Ridge to help offset lower coal sales prices per ton sold year-over-year, supporting our efforts to preserve margins while maintaining our focus on cost discipline and execution."

Mr. Craft concluded, "With tightening domestic coal supply, robust contracting activity, and growing electricity demand, our longer-term outlook continues to be promising. Supported by our logistical advantages, cost structure, and strong balance sheet, we believe Alliance will continue to demonstrate its ability to serve as a reliable supply partner and is preparing to meet increased customer demand."

ARLP is providing the following guidance for the full year ending December 31, 2026:

2026 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	26.00 — 27.00
Appalachia Sales Tons	7.75 — 8.25
Total Sales Tons	33.75 — 35.25

Committed & Priced Sales Tons
2026 — Domestic / Export / Total	30.5 / 1.7 / 32.2
2027 — Domestic / Export / Total	20.6 / 0.3 / 20.9

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$50.00 — $52.00
Appalachia	$66.00 — $71.00
Total	$54.00 — $56.00

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$33.00 — $35.00
Appalachia	$49.00 — $53.00
Total	$37.00 — $39.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,525 — 1,625
Natural gas (000 MCF)	6,300 — 6,700
Liquids (000 Barrels)	825 — 875
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	30.0 — 30.8
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$315 — $325
General and administrative	$90 — $95
Net interest expense	$43 — $47
Income tax expense	$14 — $16
Total capital expenditures	$280 — $300

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP’s 2025 Quarter and Full Year financial results and 2026 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the “Investors” section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13757920.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission (“SEC”), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, our future repurchases of units, and the impact of recently announced tax legislation. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize;

changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the effects of a prolonged government shutdown; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East and the potential for conflict in Venezuela; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses’ and governments’ responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, and failure of customers to renew existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted or threatened by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency’s emissions regulations for coal-fired power plants, and state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025, and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed on May 9, 2025, August 7, 2025 and November 7, 2025, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Tons Sold	8,111	8,415	32,967	33,319
Tons Produced	8,189	6,901	33,167	32,206
Mineral Interest Volumes (BOE)	989	823	3,648	3,402

SALES AND OPERATING REVENUES:
Coal sales	$466,942	$504,618	$1,932,515	$2,111,803
Oil & gas royalties	34,237	30,404	137,849	138,311
Transportation revenues	10,153	30,519	36,612	112,590
Other revenues	24,181	24,551	87,835	86,004
Total revenues	535,513	590,092	2,194,811	2,448,708

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	328,193	407,090	1,368,521	1,507,398
Transportation expenses	10,153	30,519	36,612	112,590
Outside coal purchases	2,782	7,879	21,820	35,791
General and administrative	20,786	17,655	83,119	82,224
Depreciation, depletion and amortization	76,256	80,472	299,436	285,446
Asset impairments	—	31,130	—	31,130
Total operating expenses	438,170	574,745	1,809,508	2,054,579

INCOME FROM OPERATIONS	97,343	15,347	385,303	394,129

Interest expense, net	(11,016)	(8,676)	(39,735)	(35,229)
Interest income	632	1,687	2,751	7,222
Net income (loss) on equity method investments	20,031	(1,929)	20,976	(4,961)
Change in fair value of digital assets	(15,375)	13,958	(4,354)	22,395
Impairment loss on investments	(3,037)	—	(28,037)	—
Other income (expense)	(1,382)	183	(889)	(2,062)
INCOME BEFORE INCOME TAXES	87,196	20,570	336,015	381,494

INCOME TAX EXPENSE	3,349	3,005	18,765	15,937

NET INCOME	83,847	17,565	317,250	365,557

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,181)	(1,235)	(6,087)	(4,702)

NET INCOME ATTRIBUTABLE TO ARLP	$82,666	$16,330	$311,163	$360,855

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.64	$0.12	$2.40	$2.77

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,428,024	128,061,981	128,387,910	127,964,744

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,212	$136,962
Trade receivables (net of allowance of $5,360 and $2,087, respectively)	129,686	166,829
Other receivables	1,992	10,158
Inventories, net	142,619	120,661
Advance royalties	10,496	11,422
Digital assets	51,834	45,037
Prepaid expenses and other assets	22,215	22,161
Total current assets	430,054	513,230
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,502,648	4,435,535
Less accumulated depreciation, depletion and amortization	(2,364,206)	(2,269,265)
Total property, plant and equipment, net	2,138,442	2,166,270
OTHER ASSETS:
Advance royalties	72,412	70,264
Equity method investments	69,638	35,532
Equity securities	82,466	92,541
Operating lease right-of-use assets	17,065	15,871
Other long-term assets	43,711	22,022
Total other assets	285,292	236,230
TOTAL ASSETS	$2,853,788	$2,915,730

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$81,809	$98,188
Accrued taxes other than income taxes	20,319	21,051
Accrued payroll and related expenses	31,244	26,946
Accrued interest	2,012	1,821
Workers' compensation and pneumoconiosis benefits	15,901	14,838
Other current liabilities	29,495	48,023
Current maturities, long-term debt, net	23,646	22,275
Total current liabilities	204,426	233,142
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	427,137	450,885
Pneumoconiosis benefits	100,740	120,152
Workers' compensation	37,742	37,177
Asset retirement obligations	153,247	155,156
Long-term operating lease obligations	14,591	13,638
Deferred income tax liabilities	27,732	29,353
Other liabilities	27,951	22,694
Total long-term liabilities	789,140	829,055
Total liabilities	993,566	1,062,197

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,428,024 and 128,061,981 units outstanding, respectively	1,843,627	1,867,850
Accumulated other comprehensive loss	(1,026)	(35,103)
Total ARLP Partners' Capital	1,842,601	1,832,747
Noncontrolling interest	17,621	20,786
Total Partners' Capital	1,860,222	1,853,533
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,853,788	$2,915,730

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:	$651,136	$803,131

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(263,280)	(428,741)
Change in accounts payable and accrued liabilities	(10,826)	9,142
Proceeds from sale of property, plant and equipment	2,541	1,626
Contributions to equity method investments	(25,384)	(2,896)
Purchase of equity securities	(14,925)	—
Purchase of debt securities	(3,037)	—
Oil & gas reserve business combinations	(10,000)	—
Oil & gas reserve asset acquisitions	(7,837)	(24,733)
Other	1,493	4,938
Net cash used in investing activities	(331,255)	(440,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	84,000	75,000
Payments under securitization facility	(84,000)	(75,000)
Proceeds from equipment financings	—	54,626
Payments on equipment financings	(12,870)	(11,981)
Borrowings under revolving credit facilities	—	20,000
Payments under revolving credit facilities	—	(20,000)
Borrowing under long-term debt	—	400,000
Payments on long-term debt	(14,063)	(299,842)
Payment of debt issuance costs	—	(11,442)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	(7,082)	(15,544)
Cash settlement of grants under deferred compensation plans	—	(21,786)
Distributions paid to Partners	(337,178)	(363,430)
Other	(14,537)	(15,919)
Net cash used in financing activities	(385,730)	(285,318)

Effect of exchange rate changes on cash and cash equivalents	99	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(65,750)	77,149

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,962	59,813

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$71,212	$136,962

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP “net income attributable to ARLP” to non-GAAP “EBITDA,” “Adjusted EBITDA,”  “Distribution Coverage Ratio” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025

Net income attributable to ARLP	$82,666	$16,330	$311,163	$360,855	$95,104
Depreciation, depletion and amortization	76,256	80,472	299,436	285,446	78,211
Interest expense, net	11,541	11,227	47,647	40,850	12,009
Capitalized interest	(1,157)	(4,238)	(10,663)	(12,843)	(1,658)
Income tax expense	3,349	3,005	18,765	15,937	5,886
EBITDA	172,655	106,796	666,348	690,245	189,552
Litigation expense accrual (1)	—	—	—	15,250	—
Asset impairments	—	31,130	—	31,130	—
Change in fair value of digital assets	15,375	(13,958)	4,354	(22,395)	(3,739)
Impairment loss on investments (2)	3,037	—	28,037	—	—
Adjusted EBITDA	191,067	123,968	698,739	714,230	185,813
Net loss (income) on equity method investments	(20,031)	1,929	(20,976)	4,961	(4,487)
Distributions from equity method investments	6,094	939	12,254	3,788	2,407
Interest expense, net	(11,541)	(11,227)	(47,647)	(40,850)	(12,009)
Income tax expense	(3,349)	(3,005)	(18,765)	(15,937)	(5,886)
Deferred income tax expense (benefit) (3)	(2,537)	(351)	(884)	(2,185)	1,791
Litigation expense accrual (1)	—	—	—	(15,250)	—
Estimated maintenance capital expenditures (4)	(59,616)	(53,552)	(241,456)	(249,919)	(61,269)
Distributable Cash Flow	$100,087	$58,701	$381,265	$398,838	$106,360
Distributions paid to partners	$77,772	$90,723	$337,178	$363,430	$77,776
Distribution Coverage Ratio	1.29	0.65	1.13	1.10	1.37

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on November 7, 2025 with the SEC for the period ended September 30, 2025.
(2)	Impairment loss on investments represents a) a $25.0 million write-down in June 2025 of our preferred equity investment in a battery materials company, following the conversion of such preferred equity to common equity as part of a convertible note financing and recapitalization during the period and b) an additional $3.0 million impairment loss in December 2025 related to an investment in convertible notes of the same company.
(3)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2026 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.23 per ton produced compared to an estimated $7.28 per ton produced in 2025. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP “Cash flows from operating activities” to non-GAAP “Free cash flow” (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025

Cash flows from operating activities	$143,876	$168,420	$651,136	$803,131	$209,881
Capital expenditures	(44,759)	(93,155)	(263,280)	(428,741)	(64,728)
Change in accounts payable and accrued liabilities	(5,271)	(49)	(10,826)	9,142	6,285
Free cash flow	$93,846	$75,216	$377,030	$383,532	$151,438

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense” and Reconciliation of non-GAAP “Adjusted EBITDA” to non-GAAP “Segment Adjusted EBITDA” (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC (“Alliance Coal”), which holds our coal mining operations and related support activities.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025

Operating expense	$328,193	$407,090	$1,368,521	$1,507,398	$354,604
Litigation expense accrual (1)	—	—	—	(15,250)	—
Outside coal purchases	2,782	7,879	21,820	35,791	4,514
Other expense (income)	1,382	(183)	889	2,062	135
Segment Adjusted EBITDA Expense	332,357	414,786	1,391,230	1,530,001	359,253
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(5,991)	(10,072)	(30,008)	(28,471)	(2,520)
Segment Adjusted EBITDA Expense – Coal Operations	$326,366	$404,714	$1,361,222	$1,501,530	$356,733

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on November 7, 2025 with the SEC for the period ended September 30, 2025.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025

Adjusted EBITDA (See reconciliation to GAAP above)	$191,067	$123,968	$698,739	$714,230	$185,813
General and administrative	20,786	17,655	83,119	82,224	21,373
Segment Adjusted EBITDA	211,853	141,623	781,858	796,454	207,186
Segment Adjusted EBITDA – Non Coal Operations (1)	(67,829)	(36,250)	(198,273)	(170,705)	(49,721)
Segment Adjusted EBITDA – Coal Operations	$144,024	$105,373	$583,585	$625,749	$157,465

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.